FORM 51-102F3

MATERIAL CHANGE REPORT UNDER
NATIONAL INSTRUMENT 51-102

Item 1. - Reporting Issuer:

Goldcorp Inc.
145 King Street West
Suite 2700
Toronto, Ontario
M5H 1J8

Item 2. - Date of Material Change:

December 6, 2004.

Item 3. - Press Release:

A news release with respect to the material change referred to in this report was issued on December 6, 2004.

Item 4. - Summary of Material Change:

Please see attached press release.

Item 5. - Full Description of Material Change:

Please see attached press release.

Item 6. - Reliance on Section 7.1(2) or (3) of the National Instrument 51-102:

N/A

Item 7. - Omitted Information:

N/A

Item 8. - Executive Officer:

Inquiries in respect of the material change referred to herein may be made to

R. Gregory Laing
Telephone:     (416) 865-4974
Facsimile:        (416) 865-3234
e-mail:              glaing@goldcorp.com

Item 9. - Date of Report:

December 6, 2004.

R. Gregory Laing
Vice President, Legal
Goldcorp Inc.